Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-185391 of our report dated March 13, 2012 (December 11, 2012 as to the effects of the reverse stock split described in Note 2) relating to the financial statements of BioSante Pharmaceuticals, Inc. and our report dated March 13, 2012 relating to the effectiveness of BioSante Pharmaceuticals, Inc.’s internal control over financial reporting, appearing in the joint proxy statement/prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such joint proxy statement/ prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 18, 2013